Exhibit 99.1

NEWS RELEASE

ICF Reports Fourth Quarter and Full Year 2022 Results

Fourth Quarter Highlights:

•
Total Revenue Was $476 Million; Service Revenue1 Was $339 Million, Up 24%
•
Net Income Was $8.9 Million and Diluted EPS Was $0.47, Inclusive of $13.6 Million and $0.72 in Tax-Effected Facility-Related, Severance and M&A Charges
•
Non-GAAP EPS1 Was $1.56, Up 31%
•
Adjusted EBITDA Margin on Service Revenue1Was 16.3%
•
Contract Awards Were $777 Million for a Book-to-Bill Ratio of 1.63

Full Year Highlights:

•
Total Revenue Was $1.78 Billion; Service Revenue Was $1.29 Billion, Up 16%
•
Net Income Was $64.2 Million and Diluted EPS Was $3.38, Inclusive of $24.9 Million and $1.31 in Tax-Effected Facility-Related, Severance and M&A Charges
•
Non-GAAP EPS Was $5.77, Up 20%
•
Adjusted EBITDA Margin on Service Revenue¹ Was 14.9%
•
Record Contract Awards of $2.3 Billion for a Book-to-Bill Ratio of 1.32
•
Operating Cash Flow Increased 47% to $162 Million

—Year-end Business Development Pipeline Was Over $8.5 Billion After Record Fourth Quarter Contract Awards—

—2023 Guidance Anticipates Double-Digit Revenue Growth, GAAP EPS of $4.90 and Non-GAAP EPS of $6.30 at the Midpoints—

—On Track to Achieve 2024 Adjusted EBITDA1Target of ~$245 Million—

FOR IMMEDIATE RELEASE

Investor Contacts:

Lynn Morgen, ADVISIRY PARTNERS, lynn.morgen@advisiry.com +1.212.750.5800

David Gold, ADVISIRY PARTNERS, david.gold@advisiry.com +1.212.750.5800

Company Information Contact:

Lauren Dyke, ICF, lauren.dyke@ICF.com+1.571.373.5577

RESTON, Va., February 28, 2023—ICF (NASDAQ:ICFI), a global consulting and technology services provider, reported results for the fourth quarter and full year ended December 31, 2022.

Commenting on the results, John Wasson, chair and chief executive officer, said, “Fourth quarter results capped a record year for ICF, highlighted by double-digit growth across all key financial metrics, record contract awards and robust operating cash flow. Year-on-year revenue growth in the fourth quarter was led by our federal and state and local clients and our commercial energy work, which together represented more than 85% of total revenues for the period.

“In 2022, ICF made significant strides in executing on existing contracts and capturing opportunities in our high-growth markets, namely: IT modernization/digital transformation, public health, disaster management, utility consulting, and climate, environment and infrastructure services. These markets accounted for approximately 75% of our Service Revenue as we exited 2022, up from 55% at the end of 2020. Our strategic decision to invest in these markets organically and through acquisitions has been a key element in margin expansion as well. Adjusted EBITDA Margin on Service Revenue expanded considerably in 2022 to 14.9%, which represents a 60-basis point increase from the prior year and is 120 basis points ahead of 2020 levels. Margin expansion has been driven by a favorable business mix, continued high utilization levels, lower facility costs and the benefits of greater scale.

“Contract wins were at record levels for both the fourth quarter and full year. Over 75% of our 2022 contract awards represented new business, underscoring how well aligned our capabilities are with the current spending priorities of our government and commercial clients. Our business development pipeline was over $8.5 billion at 2022 year-end, 20% higher than a year ago, in part due to revenue synergy opportunities related to the two larger acquisitions we completed since the end of 2021.”

Fourth Quarter 2022 Results

Fourth quarter 2022 total revenue increased 22.6% to $475.6 million, from $388.0 million in the fourth quarter of 2021. Service Revenue increased 24.0% year-over-year to $339.1 million, from $273.4 million reported in the prior year’s fourth quarter. Net income totaled $8.9 million and diluted EPS was $0.47 per share, inclusive of $13.6 million, or $0.72 per share in tax-effected charges, the majority of which represented the company’s decision to reduce the facility footprint associated with its commercial marketing services. Net income in the prior year’s fourth quarter was $12.1 million, or $0.63 per diluted share, inclusive of $0.43 in tax-effected special charges.

Non-GAAP EPS increased 31% to $1.56 from $1.19 per share in the comparable prior year quarter. EBITDA was $36.9 million, 38.7% above the $26.6 million reported in the fourth quarter of 2021. Adjusted EBITDA1was $55.2 million, a 45.1% increase from the $38.0 million reported in the comparable quarter last year. Adjusted EBITDA Margin on Service Revenue was 16.3%, an increase of 240 basis points from the 13.9% reported last year.

Full Year 2022 Results

2022 total revenue was $1.78 billion, an increase of 14.6% from $1.55 billion reported in the previous year. Service Revenue increased 15.8% year-over-year to $1.29 billion, from $1.11 billion in 2021. Full year 2022 net income was $64.2 million, or $3.38 per diluted share, inclusive of $24.9 million, or $1.31 per share of tax-effected special charges, of which the overwhelming majority were facility, severance, and M&A-related charges. This compares to net income of $71.1 million reported in 2021, or $3.72 per diluted share, inclusive of $0.63 of tax-effected special charges.

Non-GAAP EPS was $5.77 per share, up 19.7% from $4.82 per share. EBITDA increased 10.7% to $157.2 million, compared to $142.0 million reported in 2021. Adjusted EBITDA was $191.8 million, representing a 20.6% increase over $159.0 million in 2021. The 2022 adjusted EBITDA Margin on Service Revenue was 14.9%, compared to 14.3% in 2021.

Operating cash flow reached $162.2 million in 2022.

Backlog and New Business Awards

Total backlog was $3.9billion at the end of the fourth quarter of 2022. Funded backlog was $1.8 billion, or approximately 46% of the total backlog. The total value of contracts awarded in the 2022 fourth quarter was $777 million, and twelve-month contract awards totaled $2.3 billion for a book-to-bill ratio of 1.32.

Government Revenue Fourth Quarter 2022 Highlights

Revenue from government clients was $354.3 million, up 29.3% year-over-year.

•
U.S. federal government revenue was $264.5 million, 45.6% above the $181.7 million reported in the year-ago quarter. Federal government revenue accounted for 55.6% of total revenue, compared to 46.8% of total revenue in the fourth quarter of 2021.
•
U.S. state and local government revenue was $65.2 million, up 7.0% from the $61.0 million in last year’s fourth quarter. State and local government clients represented 13.7% of total revenue, compared to 15.7% in the fourth quarter of 2021.
•
International government revenue was $24.6 million, compared to $31.4 million in the year-ago quarter, reflecting the completion of a short-term project with significant pass-through revenue and currency translations. International government revenue represented 5.2% of total revenue, compared to 8.1% in the fourth quarter of 2021.

Key Government Contracts Awarded in the Fourth Quarter 2022

ICF was awarded government contracts with an aggregate value of over $600 million. Notable awards won in the fourth quarter 2022 included:

Digital Modernization

•
A new task order with a ceiling of $160.6 million with the National Institutes of Health National Cancer Institute under the Center for Biomedical Informatics and Information Technology IT blanket purchase agreement to provide digital modernization services.
•
A new multimillion-dollar subcontract supporting a component of the U.S. Department of Health and Human Services (HHS) to accelerate its migration to the cloud.
•
Two subcontracts with a combined estimated value of $24.5 million to provide digital modernization services to HHS.
•
Two task orders with a combined value of $18.9 million with the U.S. Centers for Medicare and Medicaid Services to provide digital modernization services to support high-impact healthcare quality monitoring programs for a number of Medicare healthcare provider settings.

Disaster Management and Mitigation

•
A new contract with a value of $51.2 million with the Puerto Rico Department of Housing to support the commonwealth’s single-family disaster recovery and mitigationprograms.
•
A contract modification with a value of $5.4 million with the local school board of a Southern U.S. state to continue to provide disaster recovery services.

Energy, Environment and Transportation

•
A recompete contract with a value of $29.9 million with New York State Department of Transportation to develop an equitable and accessible transportation mobility services program through technological innovations.
•
A new task order with a value of $25.0 million with the U.S. Air Force to provide centralized environmental management support services at multiple Air Force bases in the U.S. and Middle East.
•
A recompete indefinite delivery, indefinite quantity contract with a ceiling of $31.0 million with the U.S. Environmental Protection Agency Office of Water to assess health risks of water contaminants in U.S. drinking and recreational waters.
•
A recompete master services agreement with a ceiling of $8.0 million with a large county of a Western U.S. state to provide on-call environmental services related to water resources in a core services area.
•
A task order with a value of $4.0 million with a Northwestern U.S. public utility to provide support services for its public electric vehicle charging program.

Public Health and Other Program Support

•
A new subcontract with a value of $21.3 million to provide support and infrastructure to a contract responsible for providing services to immigrants for HHS Administration for Children and Families (ACF).
•
A recompete framework contract with a ceiling of $21.2 million with a directorate general of the European Union to provide support services related to mutual learning processes.
•
A new task order with a value of $9.9 million with the Substance Abuse and Mental Health Services Administration to evaluate Project AWARE (Advancing Wellness and Resilience in Education) and the Trauma-informed Services in Schools (TISS) program, designed to promote mental health and wellness and provide mental health services in school for children and youth.
•
A recompete subcontract with a value of $6.6 million to provide training and technical assistance for HHS ACF related to early care and education programs and systems/infrastructure building for children in tribal communities.

Commercial Revenue Fourth Quarter 2022 Highlights

Commercial revenue was $121.3 million, compared to $113.9 million in the year-ago quarter.

•
Commercial revenue accounted for 25.5% of total revenue compared to 29.3% of total revenue in the 2021 fourth quarter.
•
Energy markets increased 17.0% and represented 68.6% of commercial revenue.
•
Marketing services and aviation consulting accounted for 24.4% of commercial revenue.

Key Commercial Contracts Awarded in the Fourth Quarter 2022

Notable commercial awards won in the fourth quarter 2022 included:

Energy Markets

•
Six sole-source contract modifications with a Midwestern U.S. utility to provide implementation services for its portfolio of energy efficiency programs.
•
A new contract with a Southeastern U.S. utility to implement the utility’s commercial energy efficiency program.
•
A contract modification with a Southern U.S. utility to continue to provide energy efficiency program implementation services for its residential and agricultural portfolio.
•
A contract modification with a Northeastern U.S. utility to expand its billing rate pilot program.

Commercial Marketing and Other Commercial Services

•
A retainer with a global hospitality chain to provide loyalty platform services.
•
A recompete contract with a UK-based financial services organization to deliver its flagship internal annual event to its 15,000 strong community.
•
A contract extension with a Fortune 25 healthcare client to provide business transformation consulting services.

Dividend Declaration

On February 28, 2023, ICF declared a quarterly cash dividend of $0.14 per share, payable on April 13, 2023, to shareholders of record on March 24, 2023.

2022 Recognitions

ICF received several important recognitions in 2022:

•
For the seventh straight year, Forbes included ICF on its list of “America’s Best Management Consulting Firms.”
•
ICF was also included on Forbes’ list of “America’s Best Employers for Diversity” for the second straight year and on Forbes’ list of “America’s Best Employers for Women” for the first year.
•
Environment Analyst ranked ICF 20thon its list of the “Top 100 Environmental & Sustainability Consulting Firms.”
•
ICF was named a ServiceNow Americas U.S. Federal Partner of the Year.
•
ICF Next won six Innovation SABRE awards, the show’s second-largest trophy haul, and 15 American Advertising Awards (ADDYs) for public sector creative advertising work.

Summary and Outlook

“Fourth quarter results represented a strong finish to another record year for ICF, and together with our robust backlog and business development pipeline provide considerable positive momentum for 2023.

“Specifically, we expect full year 2023 Service Revenue to be in the range of $1.405 billion and $1.465 billion, representing year-on-year growth of 11.6% at the midpoint. Pass-through revenues are anticipated at approximately 28% of total revenue in 2023, implying total revenue of $1.930 billion to $2.0 billion. EBITDA is estimated to range from $210 million to $220 million, and adjusted EBITDA on Service Revenue is expected to be approximately 15%. GAAP EPS is projected at $4.75 to $5.05, exclusive of special charges, and non-GAAP EPS is expected to range from $6.15 to $6.45, representing increases of 45% and 9.2%, respectively over 2022 at the midpoints. Operating cash flow is expected to be approximately $150 million in 2023.

“As anticipated, we were able to utilize our robust cash flow to repay approximately $145 million of debt in the fourth quarter of 2022, bringing our Adjusted Leverage Ratio1 down to 2.86 at year-end and increasing the fixed-rate hedged percentage of our outstanding debt. Additionally, we are implementing multi-year tax strategies that we anticipate will allow us to maintain an annual tax rate of approximately 23.5%. These initiatives support our future growth plans as we build upon our expanded capabilities to capture the significant opportunities on the horizon.

“At ICF, our business, environmental and social responsibilities are intertwined. In 2022, over 85% of the company’s revenues represented our work on programs that create a direct positive impact on society—from our services supporting energy savings, carbon reduction and disaster recovery to those supporting health, education, and social justice programs. We are proud of the positive impact that ICF is making every day and encourage our shareholders to visit our website to learn more about our commitments,” Mr. Wasson concluded.

_______________________

[1] Non-GAAP EPS, Service Revenue, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted EBITDA Margin on Service Revenue are non-GAAP measurements. A reconciliation of all non-GAAP measurements to the most applicable GAAP number is set forth below. Special charges are items that were included within our consolidated statements of comprehensive income but are not indicative of ongoing performance and have been presented net of applicable U.S. GAAP taxes. Adjusted Leverage Ratio is based on 2022 reported EBITDA, adjusted for the trailing-twelve-month pro forma EBITDA from the SemanticBits and Blanton acquisitions and one-time facility impairment charges. The presentation of non-GAAP measurements may not be comparable to other similarly titled measures used by other companies.

About ICF

ICF is a global consulting and technology services company with approximately 9,000 employees, but we are not your typical consultants. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; our ability to acquire and successfully integrate businesses; and the effects of the novel coronavirus disease (COVID-19) and related federal, state and local government actions and reactions on the health of our staff and that of our clients, the continuity of our and our clients' operations, our results of operations and our outlook. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements that are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

Note on Forward-looking Non-GAAP Measures

The company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to the variability and difficulty in making accurate forecasts and projections and because not all of the information necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures (such as the effect of share-based compensation or the impact of future extraordinary or non-recurring events like acquisitions) is available to the company without unreasonable effort. For the same reasons, the company is unable to estimate the probable significance of the unavailable information. The company provides forward-looking non-GAAP financial measures that it believes will be achievable, but it cannot accurately predict all of the components of the adjusted calculations, and the U.S. GAAP financial measures may be materially different than the non-GAAP financial measures.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2022	2021	2022	2021
Revenue	$475,609	$387,985	$1,779,964	$1,553,048
Direct costs	300,064	246,667	1,134,422	979,570
Operating costs and expenses:
Indirect and selling expenses	136,718	114,472	486,863	430,572
Depreciation and amortization	6,284	4,815	21,482	19,478
Amortization of intangible assets	9,494	3,443	28,435	12,492
Total operating costs and expenses	152,496	122,730	536,780	462,542

Operating income	23,049	18,588	108,762	110,936
Interest, net	(9,186)	(2,337)	(23,281)	(9,984)
Other expense	(1,939)	(282)	(1,501)	(862)
Income before income taxes	11,924	15,969	83,980	100,090
Provision for income taxes	3,046	3,890	19,737	28,958
Net income	$8,878	$12,079	$64,243	$71,132

Earnings per Share:
Basic	$0.47	$0.64	$3.41	$3.77
Diluted	$0.47	$0.63	$3.38	$3.72

Weighted-average Shares:
Basic	18,855	18,877	18,818	18,868
Diluted	19,065	19,138	19,033	19,124

Cash dividends declared per common share	$0.14	$0.14	$0.56	$0.56

Other comprehensive income, net of tax	6,009	1,830	2,902	3,071
Comprehensive income, net of tax	$14,887	$13,909	$67,145	$74,203

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures(2)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2022	2021	2022	2021
Reconciliation of Service Revenue
Revenue	$475,609	$387,985	$1,779,964	$1,553,048
Subcontractor and other direct costs (3)	(136,524)	(114,613)	(494,561)	(443,135)
Service revenue	$339,085	$273,372	$1,285,403	$1,109,913

Reconciliation of EBITDA and Adjusted EBITDA
Net income	$8,878	$12,079	$64,243	$71,132
Interest, net	9,186	2,337	23,281	9,984
Provision for income taxes	3,046	3,890	19,737	28,958
Depreciation and amortization	15,778	8,258	49,917	31,970
EBITDA (4)	$36,888	$26,564	$157,178	$142,044
Impairment of long-lived assets (5)	8,354	7,877	8,354	8,215
Acquisition-related expenditures (6)	920	1,388	6,441	4,798
Severance and other costs related to staff realignment (7)	1,134	98	6,302	1,242
Facilities consolidations and office closures (8)	5,034	1,295	5,034	1,434
Expenses related to the transfer to our new corporate headquarters (9)	2,640	899	8,287	899
Expenses related to retirement of Executive Chair (10)	—	(81)	—	397
Expenses related to our agreement for the sale of receivables (11)	240	—	240	—
Total Adjustments	18,322	11,476	34,658	16,985
Adjusted EBITDA	$55,210	$38,040	$191,836	$159,029

EBITDA Margin Percent on Revenue (12)	7.8%	6.8%	8.8%	9.1%
EBITDA Margin Percent on Service Revenue (12)	10.9%	9.7%	12.2%	12.8%
Adjusted EBITDA Margin Percent on Revenue (12)	11.6%	9.8%	10.8%	10.2%
Adjusted EBITDA Margin Percent on Service Revenue (12)	16.3%	13.9%	14.9%	14.3%

Reconciliation of Non-GAAP Diluted EPS
U.S. GAAP Diluted EPS	$0.47	$0.63	$3.38	$3.72
Impairment of long-lived assets	0.44	0.41	0.44	0.43
Acquisition-related expenditures	0.05	0.08	0.34	0.25
Severance and other costs related to staff realignment	0.06	—	0.33	0.06
Facilities consolidations and office closures	0.26	0.07	0.26	0.08
Expenses related to the transfer to our new corporate headquarters	0.14	0.05	0.44	0.05
Expenses related to retirement of Executive Chair	—	—	—	0.02
Expenses related to our agreement for the sale of receivables	0.01	—	0.01	—
Amortization of intangibles	0.50	0.17	1.49	0.65
Income tax effects (13)	(0.37)	(0.22)	(0.92)	(0.44)
Non-GAAP Diluted EPS	$1.56	$1.19	$5.77	$4.82

(2) These tables provide reconciliations of non-GAAP financial measures to the most applicable GAAP numbers. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Other companies may define similarly titled non-GAAP measures differently and, accordingly, care should be exercised in understanding how we define these measures.

(3) Subcontractor and other direct costs is direct costs excluding direct labor and fringe costs.

(4) The calculation of EBITDA for the three months and the twelve months ended December 31, 2021 has been revised to conform to the current period calculation of EBITDA. Specifically, interest income of $0.1 million and $0.3 million was reclassified from "Other expense" to "Interest, net" on the consolidated statements of comprehensive income.

(5) Represents impairment of right-of-use lease assets associated with certain operating leases ceased to be used by us. The amount for the three months and twelve months ended December 31, 2021 have been revised to include $0.3 million and $0.3 million, respectively, in losses on disposal of fixed assets related to the leases to conform to the current presentation.

(6) These costs consist primarily of consultants and other outside third-party costs and integration costs associated with our acquisitions and/or potential acquisitions and divestitures.

(7) These costs are mainly due to involuntary employee termination benefits for Company officers or groups of employees who have been terminated as part of a consolidation or reorganization.

(8) These costs are exit costs associated with terminated leases or full office closures. The exit costs include charges incurred under a contractual obligation that existed as of the date of the accrual and for which we will (i) continue to pay until the contractual obligation is satisfied but with no economic benefit to us or (ii) we contractually terminated the obligation and ceased utilizing the facilities.

(9) These costs are additional rent as a result of us taking possession of our new corporate headquarters in Reston, Virginia, during the fourth quarter of 2021 as well as losses from disposal of fixed assets that we recognized as a result of our transfer to Reston.

(10) These costs relate to equity awards under the departing officer’s severance agreement. As a result of the employment agreement, the departing officer was able to maintain certain equity awards beyond his retirement date, including performance-based awards that are subject to changes until they vest.

(11) These costs include legal and structuring fees related to our 2022 Master Receivables Purchase Agreement with MUFG Bank, Ltd.put in place for the sale of our receivables from time-to-time.

(12) EBITDA Margin Percent and Adjusted EBITDA Margin Percent were calculated by dividing the non-GAAP measure by the corresponding revenue.

(13) Income tax effects were calculated using the effective tax rate, adjusted for discrete items, if any, of 25.5% and 28.9% for the three months ended December 31, 2022 and 2021, respectively, and 28.0% and 28.9% for the twelve months ended December 31, 2022 and 2021, respectively.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)	December 31, 2022	December 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$11,257	$8,254
Restricted cash	1,711	12,179
Contract receivables, net	232,337	237,684
Contract assets	169,088	137,867
Prepaid expenses and other assets	40,709	42,354
Income tax receivable	11,616	10,825
Total Current Assets	466,718	449,163
Property and Equipment, net	85,402	52,053
Other Assets:
Goodwill	1,212,898	1,046,760
Other intangible assets, net	126,537	79,645
Operating lease - right-of-use assets	149,066	177,417
Other assets	51,637	44,496
Total Assets	$2,092,258	$1,849,534

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$23,250	$10,000
Accounts payable	135,778	105,652
Contract liabilities	25,773	39,665
Operating lease liabilities - current	19,305	34,901
Finance lease liabilities - current	2,381	—
Accrued salaries and benefits	85,991	85,517
Accrued subcontractors and other direct costs	45,478	39,400
Accrued expenses and other current liabilities	78,036	61,496
Total Current Liabilities	415,992	376,631
Long-term Liabilities:
Long-term debt	533,084	411,605
Operating lease liabilities - non-current	182,251	191,805
Finance lease liabilities - non-current	16,116	—
Deferred income taxes	68,038	41,913
Other long-term liabilities	23,566	24,110
Total Liabilities	1,239,047	1,046,064

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 70,000,000 shares authorized; 23,771,596 and 23,535,671 shares issued; and 18,883,050 and 18,876,490 shares outstanding at December 31, 2022 and 2021, respectively	23	23
Additional paid-in capital	401,957	384,984
Retained earnings	703,030	649,298
Treasury stock, 4,906,209 and 4,659,181 shares at December 31, 2022 and 2021, respectively	(243,666)	(219,800)
Accumulated other comprehensive loss	(8,133)	(11,035)
Total Stockholders’ Equity	853,211	803,470
Total Liabilities and Stockholders’ Equity	$2,092,258	$1,849,534

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Years ended
	December 31,
(in thousands)	2022	2021
Cash Flows from Operating Activities
Net income	$64,243	$71,132
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	248	10,912
Deferred income taxes	7,428	8,816
Non-cash equity compensation	13,171	13,230
Depreciation and amortization	49,917	31,970
Facilities consolidation reserve	(317)	(302)
Amortization of debt issuance costs	1,305	617
Impairment of long-lived assets	8,412	7,901
Other adjustments, net	1,283	1,099
Changes in operating assets and liabilities, net of the effects of acquisitions:
Net contract assets and liabilities	(41,634)	3,069
Contract receivables	19,732	(19,021)
Prepaid expenses and other assets	(20,737)	4,529
Operating lease assets and liabilities, net	(1,466)	(5,481)
Accounts payable	30,003	13,479
Accrued salaries and benefits	(3,337)	(5,616)
Accrued subcontractors and other direct costs	6,965	(38,575)
Accrued expenses and other current liabilities	24,742	26,697
Income tax receivable and payable	(1,526)	(12,802)
Other liabilities	3,774	(1,449)
Net Cash Provided by Operating Activities	162,206	110,205

Cash Flows from Investing Activities
Capital expenditures for property and equipment and capitalized software	(24,475)	(19,932)
Payments for business acquisitions, net of cash acquired	(237,280)	(174,549)
Proceeds from working capital adjustments related to prior business acquisition	2,911	—
Net Cash Used in Investing Activities	(258,844)	(194,481)

Cash Flows from Financing Activities
Advances from working capital facilities	1,583,936	881,037
Payments on working capital facilities	(1,446,125)	(773,264)
Receipt of restricted contract funds	15,721	264,214
Payment of restricted contract funds	(25,959)	(319,990)
Debt issuance costs	(4,907)	—
Proceeds from exercise of options	602	2,848
Dividends paid	(10,547)	(10,565)
Net payments for stockholder issuances and buybacks	(21,218)	(20,040)
Payments on business acquisition liabilities	(1,132)	(1,007)
Net Cash Provided by Financing Activities	90,371	23,233
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	(1,198)	(511)

Decrease in Cash, Cash Equivalents, and Restricted Cash	(7,465)	(61,554)
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	20,433	81,987
Cash, Cash Equivalents, and Restricted Cash, End of Period	$12,968	$20,433

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$22,782	$10,331
Income taxes	$16,476	$34,132
Non-cash investing and financing transactions:
Share repurchases transacted but not settled and paid	$—	$552
Tenant improvements funded by lessor	$20,253	$—
Acquisition of property and equipment through finance lease	$18,319	$—

ICF International, Inc. and Subsidiaries

Supplemental Schedule(14)(15)

Revenue by client markets	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Energy, environment, and infrastructure	38%	43%	37%	42%
Health, education, and social programs	51%	44%	51%	44%
Safety and security	7%	7%	7%	7%
Consumer and financial	4%	6%	5%	7%
Total	100%	100%	100%	100%

Revenue by client type	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
U.S. federal government	56%	47%	55%	47%
U.S. state and local government	14%	16%	15%	15%
International government	5%	8%	6%	9%
Government	75%	71%	76%	71%
Commercial	25%	29%	24%	29%
Total	100%	100%	100%	100%

Revenue by contract mix	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Time-and-materials	40%	40%	40%	41%
Fixed-price	47%	44%	45%	41%
Cost-based	13%	16%	15%	18%
Total	100%	100%	100%	100%

(14) As is shown in the supplemental schedule, we track revenue by key metrics that provide useful information about the nature of our operations. Client markets provide insight into the breadth of our expertise. Client type is an indicator of the diversity of our client base. Revenue by contract mix provides insight in terms of the degree of performance risk that we have assumed.

(15) Certain immaterial revenue percentages in the prior year have been reclassified due to minor adjustments and reclassification.